Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of September 13, 2006, by and between Russell C. Mix (“Consultant”), whose principal address is ______________________, and Spectre Gaming, Inc., a Minnesota corporation (the “Company”), with its principal place of business located at 14200 23rd Avenue N., Minneapolis, Minnesota 55447. The parties are entering into this Agreement in connection with that certain Separation and Release Agreement by and between the parties and of even date herewith (the “Separation Agreement”).

1.  Consulting Services; Consulting Fee. The Company hereby retains the services of Consultant in connection with strategic legal and regulatory compliance matters, strategic general business consulting services, and assisting the Company with the identification, hire (by the Company) and training of one or more persons (within the first two months of the term of this Agreement) who will focus on providing the Company with long-term legal and regulatory compliance services (collectively referred to herein as the “Services”). Consultant will provide the Services on a part-time and as-needed basis. Consultant will be paid an annual consulting fee of Ninety-Nine Thousand One Hundred Sixty-Two and No/100 Dollars ($99,162.00), payable in arrears on a once monthly basis in installments as follows (the “Consulting Fee”): (a) for the first two months after the date hereof, $14,166 per month; and for the remainder of the term of this Agreement, $7,083 per month.

2.  Independent Contractor. Consultant is an independent contractor, and Consultant’s employees, affiliates, assistants, contractors, agents and representatives (if any) are not, and will not be deemed to be, employees of Company. Consultant will have the right to control and direct the means, manner and method by which the Services required by this Agreement will be performed. Nevertheless, the Services of Consultant will conform to all specifications of the Company. Consultant will have the right to perform the Services required by this Agreement at any place or location, and at such times, as Consultant may determine except in those cases where Company requires the Services to be performed at a specific location and/or during normal work hours; provided, however, that if the Company so requires Services to be performed at a specific location, the Company will reimburse Consultant’s reasonable travel expenses. Consultant will furnish all equipment and materials required to provide the Services required under this Agreement, except to the extent that Consultant’s work must be performed on or with Company’s equipment and/or materials.

3.  Term. This Agreement shall commence on the date of its execution and continue for a one-year period thereafter (the “Term”), subject to early termination pursuant to the following paragraphs:

(a)  This Agreement shall terminate immediately upon Consultant’s death; and

(b)  The Company may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any acts or omissions by Consultant which demonstrate a failure by Consultant to substantially perform the Services required under this Agreement, or which may otherwise constitute a breach of this Agreement, and which failure is not cured by Consultant or are not capable of being cured by Consultant within ten days after the Company delivers written notice of such failure to Consultant; (ii) Consultant’s conviction of a felony (whether or not such conviction is pending appeal); (iii) any act of fraud or misappropriation by the Consultant against the Company or otherwise; (iv) Consultant’s violation of any terms or conditions of the Separation Agreement, specifically including but not limited to the provisions of Section 7 of the Separation Agreement.

4.  Confidentiality.

(a)  For purposes of this Agreement, the term “Confidential Information” shall include any and all confidential or proprietary information or material disclosed to or known by Consultant as a consequence of or in any way connected with this Agreement or the relationship contemplated hereby (in either case, the “Consulting Relationship”) and which relates to the Company’s business, financial projections and/or information, trade secrets, know-how, technical data, software development, licenses, products, marketing and marketing ideas, accounting, merchandising, sales, relationships, concepts, procedures or processes and any other proprietary information relating the Company’s business as it is conducted now or hereafter proposed to be conducted. All information having been or later disclosed to Consultant, to which Consultant presently has or later obtains access or of which Consultant is or becomes knowledgeable or familiar in connection with the Consulting Relationship (whether originated by the Company, Consultant or by others), whether or not reduced to writing, and whether or not in human readable or machine readable form, will be presumed to be Confidential Information hereunder. Confidential Information also includes any and all information which the Company obtains from a third party and treats or designates as confidential information, whether or not owned or developed by Company. Notwithstanding the foregoing, the term “Confidential Information” will not apply to information which (i) Consultant can establish by documentation was known to Consultant prior to the date hereof and not otherwise in violation of Consultant’s confidentiality obligations under the Separation Agreement; (ii) is lawfully disclosed to Consultant by a third party not deriving such information from the Company; (iii) is presently in the public domain or becomes a part of the public domain through no fault of Consultant; or (iv) is independently developed by the Consultant without the use of Confidential Information, as can be demonstrated by contemporaneous written evidence.

(b)  Consultant acknowledges that, in the course of the Consulting Relationship, Consultant will acquire or have access to Company’s Confidential Information, which is a valuable asset of Company, is proprietary to Company, and properly the subject of protection. From the date of this Agreement, Consultant will hold all Confidential Information in the strictest confidence and never directly or indirectly disseminate, disclose or otherwise make available to any third party, or use for Consultant’s or any third party’s benefit (other than as expressly provided in writing), any Confidential Information without the prior express written consent of the Company. Consultant will at all times maintain control over any Confidential Information obtained from the Company, and will establish and maintain safeguards against the destruction, loss, alteration of or unauthorized access to Confidential Information in Consultant’s possession. Upon Company’s written authorization permitting Consultant to provide or disclose any Confidential Information to a third party, Consultant agrees to advise and inform any third party to whom he, she or it has provided access to the Confidential Information of its confidential nature, and further agrees to ensure that any such third party independently agree in writing to be bound by the terms of this Agreement relating to confidentiality.

(c)  All Confidential Information will at all times remain the sole property of Company. All documents and tangible items provided to or obtained by Consultant in connection with the Consulting Relationship which disclose or embody Confidential Information, and all documents and tangible items created by Consultant for use in memorializing, recording or analyzing any Confidential Information (including all copies, recordings, notes or reproductions of any kind), are the sole and exclusive property of the Company and shall be promptly returned to the Company or destroyed upon termination of the Consulting Relationship or the Company’s request.

5.  Inventions.

(a)  Consultant agrees that all “Inventions” (as defined below) shall be the sole and exclusive property of the Company. More specifically, Consultant hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, all Inventions shall be “works made for hire” as defined in 17 U.S.C. § 101, as amended (and as such concept is similarly defined under any applicable foreign laws), and as such will constitute the sole and exclusive property of the Company without any further action required on the part of either party hereto. To the extent that any Invention does not qualify as works made for hire, Consultant hereby assigns to the Company any and all rights to all Inventions. If the foregoing assignment is invalid or ineffective for any reason, then Consultant hereby grants the Company a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in the Invention, and any patents, copyrights and/or trademarks (or other intellectual property or propriety registrations or applications) resulting therefrom. Furthermore, Consultant hereby forever waives and agrees never to assert any moral rights it may have in all or any part of an Invention, even after the termination of the Consulting Relationship. To perfect and effectuate the covenants contained in this Section, Consultant hereby further agrees to: (i) promptly and fully inform the Company in writing of all Inventions; (ii) promptly execute and deliver assignment or conveyance documentation to the Company evidencing that all of Consultant’s rights to all Inventions are the sole and exclusive property of the Company; and (iii) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and do such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

(b)  Consultant and the Company understand that the provisions of this Agreement requiring assignment of Inventions to the Company will not apply to any Invention that meets all four of the following criteria: (i) Consultant develops such Invention entirely on his, her or its own time; (ii) Consultant develops such Invention without using Company equipment, supplies, facilities or Confidential Information; and (iii) does not result from any work performed by Consultant for the Company; and (iv) does not, at the time of conception or reduction to practice, directly relate to the Company’s business as conducted prior to or during the Consulting Relationship or known by Consultant to be anticipated to be conducted in the future. Any such Invention will be owned entirely by Consultant, even if developed by Consultant during the term of this Agreement or otherwise during the Consulting Relationship. Finally, Consultant agrees and covenants that Consultant will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative.

(c)  For all purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable or able to be trademarked, including all associated rights thereto under any copyright, trademark and/or patent applications, registrations, continuations in part, extensions, and granted applications extending patent, copyright or trademark protections, regardless of whether conceived or made by Consultant solely or jointly with others, and relating to any consultation, work or services performed by Consultant with, for on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

6.  Non-Solicitation.

(a)  During the Restricted Period (as defined below), Consultant agrees that he will not, without the prior written consent of the Company, directly or indirectly (a) induce, solicit, endeavor to entice or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and the Company, or (b) induce, solicit or endeavor to entice or attempt to induce any employee of the Company to leave the employ of the Company, or to work for, render services or provide advice to or supply Confidential Information to any third person or entity, or to in any way interfere adversely with the relationship between any such employee and the Company.

(b)  For all purposes of this Agreement, the term “Restricted Period” means the term of this Agreement and a one-year period after the expiration or termination of this Agreement, and shall include an extension to such restricted period equal to the length of time during which any covenant under this Section is violated.

7.  Representations and Warranties. Company and Consultant hereby represent and warrant to each other that their respective execution, delivery and performance of this Agreement will not (a) violate or breach Company’s or Consultant’s articles of incorporation or corporate bylaws, as applicable, (b) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Company or Consultant is now a party or by which any of them or any of their respective properties or assets may be bound or affected, or (c) violate any order, writ, injunction or decree of any court, administrative agency or governmental body in any respect, the violation or breach of which would prevent the Company or Consultant from consummating the transactions contemplated herein. Moreover, the parties hereby represent and warrant that no consents of any third parties or governmental authorities are required for Company and Consultant to enter into this Agreement.

8.  Arbitration.

(a) The parties will resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience.

(b) The arbitration will be held in Denver, Colorado. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet such time limits will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal may award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief may be brought in a state or federal court in Minneapolis, Minnesota.

9.  Indemnification. Each party agrees to indemnify and hold harmless the other party from and against all claims, demands, suits, losses, damages, costs, and expenses (including without limitation attorney’s fees) arising out of or relating to any breach (intentional or otherwise) by such party of any representations, warranties, agreements, covenants, obligations or other terms or conditions of this Agreement.

10.  Injunctive Relief. The Consultant acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants contained in Sections 4 through 6 of this Agreement, and that any such breach would cause the Company irreparable harm. Accordingly, the Company will be entitled to seek injunctive relief, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce the terms hereof, without the need to demonstrate irreparable harm. This right to injunctive relief will not, however, diminish any of the Company’s other legal rights hereunder or at law.

11.  General Provisions.

(a)  This Agreement contains the entire understanding of the parties with regard to all matters contained herein, and supersedes all prior agreements relating to the matters contained herein. This Agreement may be amended only in a writing signed by both parties.

(b)  This Agreement shall be construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed within Minnesota, without regard to its conflicts-of-law principles.

(c)  Any termination of this Agreement will not release either party from any obligations or liabilities that remain to be performed, or by their nature would be intended to be applicable following any such termination, including but not limited to the covenants contained in Sections 4 though 6 hereof.

(d)  This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, that Consultant may not assign its obligations or delegate its duties under this Agreement.

(e)  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn (or limited in scope, including geographic and/or temporal scope) so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall in no event have any effect upon or impair the enforceability of any other provision of this Agreement.

(f)  Any notice to be given under this Agreement shall be in writing and shall be effective (i.e., deemed given) upon personal delivery, upon the day after sending by next-day courier to the address set forth in the introductory paragraph of this Agreement, or upon the third day after mailing by registered or certified mail, postage prepaid with return-receipt requested, addressed to the recipient party at the address set forth in the introductory paragraph of this Agreement. Each party may change its or his address by written notice in accordance with the previous sentence.

(g)  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signatures to this Agreement may be delivered by facsimile or other means of electronic transmission, and signatures so delivered shall be fully valid and binding expressions of intent to be bound to the same extent as the delivery of original signatures.

(h)  Other than as expressly set forth herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and no third party shall be entitled to rely on the provisions hereof.

(i)  The parties agree that this Agreement has been jointly drafted and negotiated by the parties and their respective attorneys and advisors and that no party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

(j)  The headings of Sections hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement or otherwise affect the interpretation hereof.

(k)  No consent under and no waiver of any provision of this Agreement on any one occasion shall constitute a consent under or waiver of any other provision on such occasion or on any other occasion, nor shall it constitute a consent under or waiver of the consented-to or waived provision on any other occasion. No consent or waiver shall be enforceable unless it is in writing and signed by the party against whom such consent or waiver is sought to be enforced.

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In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first above written.

SPECTRE GAMING, INC.:		CONSULTANT:

By:	/s/ D. Bradly Olah	By:	/s/ Russell C. Mix
	D. Bradly Olah, President		Russell C. Mix